Exhibit 5.1
Law Offices
Monahan & Biagi, Pllc
A Professional Limited Liability Company

December 6 , 2011

Visualant, Inc.
500 Union Street, Suite 406
Seattle, WA 98101

RE:           Registration Statement on Form S-1

Gentlemen:

We have acted as counsel to Visualant, Inc. (the “Company”) in connection with the Registration Statement on Form S-1, File No. 333-175178, originally filed with the U.S. Securities and Exchange Commission (the “Commission”) on June 28, 2011 (as it may be amended, the “Registration Statement”), covering: (a) 833,333 shares of common stock issued upon exercise of the Company’s warrant granted to Coach Capital LLC on December 4, 2009; (b) 2,529,314 shares of common stock issued to Seaside 88 Advisors LLC pursuant to a Securities Purchase Agreement dated December 23, 2010; (c) 300,000 shares of common stock issuable upon exercise of the Company’s warrant granted to Sterling Group on June 11, 2010; (d) up to 5,400,000 shares of common stock issuable to Gemini Master Fund Ltd. under a Securities Purchase Agreement, Convertible Debenture, and Warrant dated May 19, 2011; and (e) up to 6,277,714 shares of common stock issuable to Ascendiant Capital Partners LLC under a Securities Purchase Agreement, Convertible Debenture and Warrant dated May 19, 2011 and a Securities Purchase Agreement dated June 17, 2011 (collectively, the “Shares”), which are being registered in connection with the proposed sale of the Shares by the selling stockholders listed therein.

In connection with this opinion, we have assumed that the Shares that are issuable under the purchase agreements, upon conversion of the debentures and upon exercise of the warrants, will be issued in the manner described in the Registration Statement and the prospectus relating thereto.

In connection with this opinion we have reviewed the proceedings of the Board of Directors of the Company relating to the registration and issuance of the Shares, the Company’s Amended and Restated Articles of Incorporation dated September 3, 2002 as filed with the Nevada Secretary of State on September 13, 2002, the Bylaws of the Company and all amendments thereto, and such other documents and matters as we have deemed necessary as a basis for this opinion.

Based upon the foregoing, we are of the opinion that:

(a)           The 833,333 Shares issued to Coach Capital LLC are duly authorized, validly issued, fully paid and nonassessable;

(b)           The 2,529,314 Shares issued to Seaside 88 Advisors LLC are duly authorized, validly issued, fully paid and nonassessable; and

(c)           The remaining 11,977,714 Shares that may be issued in the future, specifically, (i) the 300,000 shares of common stock issuable upon exercise of the Company’s warrant granted to Sterling Group on June 11, 2010; (ii) up to 5,400,000 shares of common stock issuable to Gemini Master Fund Ltd. under a Securities Purchase Agreement, Convertible Debenture, and Warrant dated May 19, 2011; and (iii) up to 6,277,714 shares of common stock issuable to Ascendiant Capital Partners LLC under a Securities Purchase Agreement, Convertible Debenture and Warrant dated May 19, 2011 and a Securities Purchase Agreement dated June 17, 2011, when issued in accordance with the respective terms and conditions of the applicable Warrants, Securities Purchase Agreements and Convertible Debentures, will be legally issued, fully paid, and nonassessable.

We do not find it necessary for the purposes of this opinion to cover, and accordingly we express no opinion as to, the application of the securities or blue sky laws of the various states as to the issuance and sale of the Shares.

We consent to the use of this opinion as an exhibit to the Registration Statement filed with the Commission in connection with the registration of the Shares and to the reference to our firm in the Registration Statement.

Very truly yours,
Monahan & Biagi, PLLC

By:	/s/ James F. Biagi, Jr.
James F. Biagi, Jr.